EXHIBIT 99.1

Contact:
URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Hugh Burns/Jamie Tully/Briana Kelly (212) 687-8080

URS CORPORATION REPORTS FISCAL YEAR 2010
RESULTS

URS’ Net Income Increased 7.0%, EPS Up 7.6%
From Fiscal 2009 Results

Company Expects Revenue and EPS Growth in Fiscal 2011

SAN FRANCISCO, CA – February 28, 2011 – URS Corporation (NYSE: URS) today reported its financial results for the fiscal year ended December 31, 2010.  Revenues were $9.18 billion compared to $9.25 billion in fiscal 2009.  URS’ net income for fiscal 2010 was $287.9 million, a 7.0% increase from net income of $269.1 million in fiscal 2009, and diluted earnings per share (“EPS”) was $3.54 for fiscal 2010, a 7.6% increase from diluted EPS of $3.29 in 2009.  For the purpose of calculating diluted EPS, weighted-average shares outstanding were 81.3 million for the full year of fiscal 2010.

URS’ results for fiscal 2010 included costs totaling $21.2 million after tax, or $0.26 per share, related to the acquisition of the Scott Wilson Group plc. (“Scott Wilson”) and its integration with URS’ existing U.K. and European business.  URS completed its acquisition of Scott Wilson in September 2010.  Excluding these costs, URS’ diluted EPS for fiscal 2010 would have been $3.80.

URS’ results for 2010 also included a net tax benefit of $42.1 million, or $0.52 per share, resulting from the Company’s decision to indefinitely reinvest all of the earnings of its international operations as part of its strategy to expand its business globally.  As a result of this decision, URS’ tax rate for 2010 was approximately 30%, compared to approximately 38% in 2009.

Without this net tax benefit and the Scott Wilson acquisition and integration costs noted above, URS’ diluted EPS for fiscal 2010 would have been $3.28.

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The Company’s results for fiscal 2009 included a net after-tax gain of $30.6 million, or $0.37 per share, from the sale of URS’ equity interest in MIBRAG mbH (“MIBRAG”), a German mining and power business, and an after-tax, non-cash charge of $19.6 million, or $0.24 per share, for the write-down of an intangible asset related to the discontinuation of the “Washington” trade name and the transition to a single URS name.  Excluding these items, the Company’s diluted EPS for fiscal 2009 would have been $3.16.

A table reconciling diluted EPS for the fourth quarter and the full fiscal year of 2009 and 2010, excluding the items noted above, to GAAP EPS is attached to this release.

Commenting on the Company’s financial results, Martin M. Koffel, Chairman and Chief Executive Officer, stated:  “We are pleased with our overall performance in fiscal 2010.  We achieved strong EPS growth and generated significant cash flow from operations.  Revenue growth in our infrastructure and federal sectors helped to offset weakness in the power and industrial sectors.”

The Company’s backlog as of December 31, 2010 was $16.6 billion, compared to $17.3 billion as of January 1, 2010.  The acquisition of Scott Wilson Group increased the Company’s backlog by $0.4 billion.  The Company’s book of business at the end of the year was $29.1 billion, compared to $29.4 billion at the end of 2009. The Company noted that its fiscal 2010 year-end backlog and book of business reflect a $272 million reduction due to the accelerated completion of the operations phase of a weapons decommissioning contract with the Department of Defense.  URS earned an incentive award as a result of its performance on this contract.  The decrease in the Company’s backlog also reflects the increased use of indefinite delivery contracts (“IDCs”), primarily by its federal sector clients.  IDCs, which are a separate category in URS’ book of business, increased from $7.1 billion on January 1, 2010, to $7.7 billion on December 31, 2010.

Fourth Quarter 2010 Results

For the fourth quarter of fiscal 2010, the Company reported revenues of $2.38 billion, compared to revenues of $2.11 billion in the fourth quarter of 2009.  URS’ net income for the fourth quarter of fiscal 2010 was $60.0 million, or $0.75 on a diluted per share basis, compared with net income of $33.8 million and diluted EPS of $0.41 in the fourth quarter of fiscal 2009.

Excluding costs totaling $9.3 million after-tax related to the acquisition of Scott Wilson and its integration with URS’ existing U.K. and European business, URS’ diluted EPS for the fourth quarter of fiscal 2010 would have been $0.87.  Excluding the non-cash charge for the write-down of an intangible asset related to the discontinuation of the “Washington” trade name, the

Company’s diluted EPS for the fourth quarter of 2009 would have been $0.65.  A table reconciling diluted EPS for the fourth quarter of fiscal 2009 and 2010, excluding these items, is attached to this release.

Weighted-average shares outstanding for purposes of calculating diluted EPS for the fourth quarter of fiscal 2010 was approximately 80.4 million.

Business Segment Results

In addition to providing consolidated financial results, URS reports separate financial information for its three segments:  Infrastructure & Environment, Federal Services, and Energy & Construction.  The Infrastructure & Environment segment includes program management, planning, design and engineering, construction management, and operations and maintenance services in the federal, infrastructure, and industrial and commercial markets.  The Infrastructure & Environment segment also includes financial results for the former Scott Wilson Group plc., from the date of its acquisition by URS on September 10, 2010.  The Federal Services segment primarily includes program management, planning, systems engineering and technical assistance, construction and construction management, operations and maintenance, and decommissioning and closure services to the U.S. Departments of Defense, State, Homeland Security and Treasury, NASA and other federal agencies.  The Energy & Construction segment includes program management, planning, design, engineering, construction and construction management, operations and maintenance, and decommissioning and closure services to clients in the power, infrastructure, industrial and commercial, and federal markets.

Infrastructure and Environment. For fiscal 2010, the Infrastructure and Environment segment reported revenues of $3.2 billion and operating income of $222.9 million, compared to revenues of $3.2 billion and operating income of $255.7 million for fiscal 2009.

For the fourth quarter of fiscal 2010, the Infrastructure and Environment segment reported revenues of $904.1 million and operating income of $50.5 million, compared to revenues of $733.7 million and operating income of $66.0 million for the corresponding period in 2009.

Federal Services.  For fiscal 2010, the Federal Services segment reported revenues of $2.6 billion and operating income of $165.6 million, compared to revenues of $2.6 billion and operating income of $143.2 million for fiscal 2009.

For the fourth quarter of fiscal 2010, the Federal Services segment reported revenues of $648.0 million and operating income of $41.7 million, compared to revenues of $620.7 million and operating income of $29.9 million for the corresponding period in 2009.

Energy and Construction.  For fiscal 2010, the Energy and Construction segment reported revenues of $3.4 billion and operating income of $226.9 million, compared to revenues of $3.6 billion and operating income of $145.9 million for fiscal 2009.

For the fourth quarter of fiscal 2010, the Energy and Construction segment reported revenues of $854.4 million and operating income of $46.3 million, compared to revenues of $773.4 million and operating loss of $1.2 million for the corresponding period in 2009.

Fiscal 2011 Outlook

URS expects its fiscal 2011 revenues will be between $9.8 billion and $10.0 billion, and  that EPS will be in the range of $3.60 to $3.70.  The Company’s fully diluted weighted-average shares outstanding for 2011 are expected to be between 77.0 and 79.0 million shares, which reflects repurchases that the Company expects to make this year in accordance with the expansion of its stock repurchase program, which was announced in a separate release issued today.  The Company expects that its tax rate for fiscal 2011 will be approximately 40.0%, up from 30.1% in fiscal 2010.

Mr. Koffel said:  “We are encouraged by current market trends and anticipate revenue growth in all of our sectors in fiscal 2011.  In the federal sector, we expect to benefit from our large indefinite delivery contracts with the Department of Defense as well as new opportunities with the Department of Energy.  We anticipate continued growth in our infrastructure business and believe that our power and industrial and commercial businesses will grow in 2011.”

Webcast Information

URS will host a dial-in conference call on Monday, February 28, 2011 at 5:00 p.m. (EST), to discuss its fourth quarter and year-end fiscal 2010 results.  A live webcast of this call will be available on the investor relations portion of URS’ website at www.urs.com.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs.  Headquartered in San Francisco, URS Corporation has approximately 47,000 employees in a network of offices in more than 40 countries (www.urs.com).

TABLES TO FOLLOW

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Statements contained in this earnings release that are not historical facts may constitute forward-looking statements, including statements relating to future revenues, future net income and earnings per share, future backlog and book of business, future tax rates, future outstanding shares and future business, economic and industry trends and conditions.  We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution you against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties.  A variety of factors, including but not limited to the following, could cause our business and financial results, as well as the timing of events, to differ materially from those expressed or implied in our forward-looking statements:  declines in client spending; changes in our book of business; our compliance with government contract procurement regulations; integration of acquisitions; employee, agent or partner misconduct; our ability to procure government contracts; liabilities for pending and future litigation; environmental liabilities; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners’ ability to bid on, win, perform and renew contracts and projects; liquidated damages; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed-priced contracts on earnings; the inherent dangers at our project sites; impairment of our goodwill; the impact of changes in laws and regulations; nuclear indemnifications and insurance; expert reports; a decline in defense spending; industry competition; our ability to attract and retain key individuals; retirement plan obligations; our leveraged position and the ability to service our debt; restrictive covenants in our credit agreement; risks associated with international operations; business activities in high security risk countries; third-party software risks; natural and man-made disaster risks; our relationships with labor unions; our ability to protect our intellectual property rights; anti-takeover risks and other factors discussed more fully in our Form 10-K for the period ended December 31, 2010 as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission.  The forward-looking statements represent our current intentions as of the date on which it was made and we assume no obligation to revise or update any forward-looking statements.

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URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31, 2010	January 1, 2010
ASSETS
Current assets:
Cash and cash equivalents	$573,266	$720,621
Short-term investments	450	30,682
Accounts receivable, including retentions of $70,718 and $41,771, respectively	1,102,762	924,271
Costs and accrued earnings in excess of billings on contracts	1,157,117	1,024,215
Less receivable allowances	(42,802)	(47,651)
Net accounts receivable	2,217,077	1,900,835
Deferred tax assets	83,270	98,198
Other current assets	134,963	130,484
Total current assets	3,009,026	2,880,820
Investments in and advances to unconsolidated joint ventures	65,509	93,874
Property and equipment at cost, net	266,136	258,950
Intangible assets, net	514,125	425,860
Goodwill	3,393,198	3,170,031
Other assets	103,361	74,881
Total assets	$7,351,355	$6,904,416
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$60,534	$115,261
Accounts payable and subcontractors payable, including retentions of $46,548 and $51,475, respectively	673,854	586,783
Accrued salaries and employee benefits	420,559	435,456
Billings in excess of costs and accrued earnings on contracts	275,815	235,268
Other current liabilities	214,323	156,746
Total current liabilities	1,645,085	1,529,514
Long-term debt	641,283	689,725
Deferred tax liabilities	326,946	324,711
Self-insurance reserves	105,938	101,338
Pension and post-retirement benefit obligations	245,896	172,248
Other long-term liabilities	185,270	136,415
Total liabilities	3,150,418	2,953,951
Commitments and contingencies
URS stockholders’ equity:
Preferred stock, authorized 3,000 shares; no shares outstanding	—	—
Common shares, par value $.01; authorized 200,000 shares; 86,907 and 86,071 shares issued, respectively; and 81,855 and 84,019 shares outstanding, respectively	869	860
Treasury stock, 5,052 and 2,052 shares at cost, respectively	(212,059)	(83,810)
Additional paid-in capital	2,924,345	2,884,941
Accumulated other comprehensive loss	(36,932)	(49,239)
Retained earnings	1,440,951	1,153,062
Total URS stockholders’ equity	4,117,174	3,905,814
Noncontrolling interests	83,763	44,651
Total stockholders’ equity	4,200,937	3,950,465
Total liabilities and stockholders’ equity	$7,351,355	$6,904,416

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010

Revenues	$2,380,104	$2,112,317	$9,177,051	$9,249,088
Cost of revenues	(2,264,513)	(2,006,671)	(8,609,492)	(8,772,416)
General and administrative expenses	(16,058)	(19,191)	(70,987)	(75,826)
Acquisition-related expenses	(271)	—	(11,900)	—
Restructuring costs	(10,577)	—	(10,577)	—
Impairment of an intangible asset	—	(32,825)	—	(32,825)
Equity in income of unconsolidated joint ventures	33,742	21,885	70,262	100,933
Operating income	122,427	75,515	544,357	468,954
Interest expense	(6,666)	(10,750)	(30,548)	(48,393)
Other income, net	—	—	—	47,914
Income before income taxes	115,761	64,765	513,809	468,475
Income tax expense	(37,532)	(25,791)	(154,884)	(177,556)
Net income including noncontrolling interests	78,229	38,974	358,925	290,919
Noncontrolling interests in income of consolidated subsidiaries, net of tax	(18,276)	(5,219)	(71,036)	(21,799)
Net income attributable to URS	$59,953	$33,755	$287,889	$269,120

Earnings per share:
Basic	$.75	$.41	$3.56	$3.31
Diluted	$.75	$.41	$3.54	$3.29
Weighted-average shares outstanding:
Basic	80,155	81,349	80,951	81,401
Diluted	80,425	81,682	81,291	81,842

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Year Ended
	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010

Cash flows from operating activities:
Net income including noncontrolling interests	$78,229	$38,974	$358,925	$290,919
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	25,202	19,979	84,250	86,937
Amortization of intangible assets	15,192	13,204	49,172	52,823
Amortization of debt issuance costs	2,084	1,905	9,218	7,820
Loss on settlement of foreign currency forward contract	—	—	—	27,675
Net gain on sale of investment in unconsolidated joint venture	—	—	—	(75,589)
Impairment of an intangible asset	—	32,825	—	32,825
Restructuring costs	10,577	—	10,577	—
Normal profit	1,353	(74)	1,188	(10,969)
Provision for doubtful accounts	4,812	(634)	6,727	5,781
Deferred income taxes	(15,121)	4,893	10,876	107,646
Stock-based compensation	11,661	11,025	43,983	41,209
Excess tax benefits from stock-based compensation	2,096	451	(1,306)	(1,532)
Equity in income of unconsolidated joint ventures	(33,742)	(21,885)	(70,262)	(100,933)
Dividends received from unconsolidated joint ventures	22,022	26,230	92,537	85,555
Changes in operating assets, liabilities and other, net of effects of consolidation and/or deconsolidation of joint ventures and acquisitions:
Accounts receivable and costs and accrued earnings in excess of billings on contracts	45,424	173,382	(46,358)	214,199
Other current assets	24,819	31,698	29,750	30,700
Advances to unconsolidated joint ventures	100	(4,597)	(1,644)	10,387
Accounts payable, accrued salaries and employee benefits, and other current liabilities	(44,656)	(120,621)	(40,332)	(144,503)
Billings in excess of costs and accrued earnings on contracts	12,023	(2,148)	(30,208)	(11,966)
Other long-term liabilities	8,386	(6,987)	22,482	(6,589)
Other assets, net	3,545	5,829	(2,071)	9,210
Total adjustments and changes	95,777	164,475	168,579	360,686
Net cash from operating activities	174,006	203,449	527,504	651,605

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(In thousands)

	Three Months Ended		Year Ended
	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010

Cash flows from investing activities:
Payments for business acquisitions, net of cash acquired	(3,668)	(14,228)	(291,667)	(14,228)
Changes in cash related to consolidation and/or deconsolidation of joint ventures	—	—	20,696	—
Proceeds from disposal of property and equipment	4,089	1,111	8,247	54,473
Proceeds from sale of investment in unconsolidated joint venture, net of related selling costs	—	—	—	282,584
Payment in settlement of foreign currency forward contract	—	—	—	(273,773)
Receipt in settlement of foreign currency forward contract	—	—	—	246,098
Investments in unconsolidated joint ventures	(16)	(2,532)	(6,052)	(16,301)
Change in restricted cash	406	(443)	(16,062)	(1,551)
Capital expenditures, less equipment purchased through capital leases and equipment notes	(11,103)	(7,114)	(45,168)	(41,569)
Purchases of short-term investments	—	(120)	—	(195,682)
Maturities of short-term investments	—	165,000	30,232	165,000
Net cash from investing activities	(10,292)	141,674	(299,774)	205,051
Cash flows from financing activities:
Payments on long-term debt	(77,199)	(95,489)	(159,588)	(310,519)
Net payments under lines of credit and short-term notes	(11,621)	(114)	(7,607)	(597)
Net change in overdrafts	18,949	4,373	14,400	4,376
Payments on capital lease obligations	(2,358)	(1,644)	(7,497)	(6,415)
Excess tax benefits from stock-based compensation	(2,096)	(451)	1,306	1,532
Proceeds from employee stock purchases and exercises of stock options	4,816	5,789	11,269	15,654
Distributions to noncontrolling interests	(35,519)	(8,030)	(107,239)	(41,414)
Contributions and advances from noncontrolling interests	862	1,407	8,120	18,575
Repurchases of common stock	(42,792)	—	(128,249)	(41,225)
Net cash from financing activities	(146,958)	(94,159)	(375,085)	(360,033)
Net increase (decrease) in cash and cash equivalents	16,756	250,964	(147,355)	496,623
Cash and cash equivalents at beginning of period	556,510	469,657	720,621	223,998
Cash and cash equivalents at end of period	$573,266	$720,621	$573,266	$720,621

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(In thousands)

	Three Months Ended		Year Ended
	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010
Supplemental information:
Interest paid	$5,805	$8,514	$23,971	$40,316
Taxes paid	$53,910	$2,756	$79,315	$58,850
Taxes refunded	$—	$679	$—	$31,244

Supplemental schedule of noncash investing and financing activities:
Loan Notes issued and estimated consideration for vested shares exercisable in connection with an acquisition	$—	$—	$30,903	$—
Equipment acquired with capital lease obligations and equipment note obligations	$2,915	$3,177	$12,914	$8,640

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URS CORPORATION AND SUBSIDIARIES
RECONCILIATION SCHEDULE OF THE IMPACT OF VARIOUS ITEMS

Diluted EPS excluding the impact of various items listed in the tables below are not computed in accordance with generally accepted accounting principles (“GAAP”).  We presented these amounts to demonstrate the impact of these transactions.  These non-GAAP measures may be useful to investors seeking to compare the actual or expected performance of our ongoing business with the actual performance of our business in prior periods.  Diluted EPS excluding the impact of these transactions should not be used as a substitute for diluted EPS prepared in conformity with GAAP, or as a GAAP measure of profitability or cash flow.

Below is the reconciliation of diluted EPS, before the impact of various items listed in the table below, to GAAP diluted EPS for the year ended December 31, 2010 and January 1, 2010.

	Year Ended December 31, 2010	Year Ended January 1, 2010	% Increase
Before the impact of the acquisition-related expenses for Scott Wilson, the restructuring costs in connection with the integration of Scott Wilson with our Infrastructure and Environment segment’s existing U.K. and European business, net income tax benefit, sale of our equity investment in MIBRAG, and write-off of an intangible asset related to the “Washington” trade name	$3.28	$3.16	3.8%
Net income tax benefit	.52	—	N/M
Diluted EPS before the impact of the following items	3.80	3.16	20.3%
Acquisition-related expenses, net of tax	(.15)	—	N/M
Restructuring costs, net of tax	(.11)	—	N/M
Sale of our equity investment in MIBRAG, net of tax	—	.37	N/M
Write-off of an intangible asset related to the “Washington” trade name, net of tax	—	(.24)	N/M
Diluted EPS	$3.54	$3.29	7.6%

N/M = Not meaningful

Below is the reconciliation of diluted EPS, before the impact of various items listed in the table below, to GAAP diluted EPS for the three months ended December 31, 2010 and January 1, 2010.

	Three Months Ended December 31, 2010	Three Months Ended January 1, 2010	% Increase
Before the impact of the acquisition–related expenses for Scott Wilson, the restructuring costs in connection with the integration of Scott Wilson with our Infrastructure and Environment segment’s existing U.K. and European business, and the write-off of an intangible asset related to the “Washington” trade name	$.87	$.65	33.8%
Restructuring costs, net of tax	(.12)	—	N/M
Write-off of an intangible asset related to the “Washington” trade name, net of tax	—	(.24)	N/M
Diluted EPS	$.75	$.41	82.9%

N/M = Not meaningful

URS CORPORATION AND SUBSIDIARIES
RECONCILIATION SCHEDULE OF THE IMPACT OF VARIOUS ITEMS (CONT'D)

Diluted EPS excluding the impact of various items listed in the tables below are not computed in accordance with generally accepted accounting principles (“GAAP”).  We presented these amounts to demonstrate the impact of these transactions.  These non-GAAP measures may be useful to investors seeking to compare the actual or expected performance of our ongoing business with the actual performance of our business in prior periods.  Diluted EPS excluding the impact of these transactions should not be used as a substitute for diluted EPS prepared in conformity with GAAP, or as a GAAP measure of profitability or cash flow.

Below is the reconciliation of diluted EPS, before the impact of various items, to GAAP diluted EPS for the year ended January 1, 2010.  The impact of the sale of our equity investment in MIBRAG includes the loss on settlement of our foreign currency forward contract of $27.7 million before tax for the year ended January 1, 2010.  This foreign currency forward contract was used primarily as a hedge against our net investment in MIBRAG.

	Year Ended January 1, 2010	Year Ended January 2, 2009	% Increase
Before the impact of the sale of our equity investment in MIBRAG and the write-down of an intangible asset related to the discontinuation of the “Washington” trade name	$3.16	$2.59	22.0%
Sale of our equity investment in MIBRAG, net of tax	.37	—	N/M
Write-down of an intangible asset related to the discontinuation of the “Washington” trade name, net of tax	(.24)	—	N/M
Diluted EPS	$3.29	$2.59	27.0%

N/M = Not meaningful

Below is the reconciliation of diluted EPS, before various items, to GAAP diluted EPS for the three months ended January 1, 2010.

	Three Months Ended January 1, 2010	Three Months Ended January 2, 2009	% Increase (Decrease)
Before the impact of the write-down of an intangible asset related to the discontinuation of the “Washington” trade name	$.65	$.54	20.4%
Write-down of an intangible asset related to the discontinuation of the “Washington” trade name, net of tax	(.24)	—	N/M
Diluted EPS	$.41	$.54	(24.1%)

N/M = Not meaningful

URS CORPORATION AND SUBSIDIARIES
BOOK OF BUSINESS

(In billions)	Infrastructure & Environment	Federal Services	Energy & Construction	Total
As of December 31, 2010
Backlog	$3.3	$6.0	$7.3	$16.6
Option years	0.4	2.3	2.1	4.8
Indefinite delivery contracts	3.4	3.2	1.1	7.7
Total book of business	$7.1	$11.5	$10.5	$29.1

As of January 1, 2010
Backlog	$2.7	$7.2	$7.4	$17.3
Option years	0.4	2.1	2.5	5.0
Indefinite delivery contracts	4.3	1.6	1.2	7.1
Total book of business	$7.4	$10.9	$11.1	$29.4

	As of
(In billions)	December 31, 2010	January 1, 2010
Backlog by market sector:
Power	$1.4	$1.3
Infrastructure	2.6	2.6
Industrial and commercial	1.3	1.3
Federal	11.3	12.1
Total backlog	$16.6	$17.3

URS CORPORATION AND SUBSIDIARIES
REVENUES AND OPERATING INCOME BY SEGMENT

	Three Months Ended		Year Ended
(In millions)	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010
Revenues
Infrastructure & Environment	$904.1	$733.7	$3,248.5	$3,170.4
Federal Services	648.0	620.7	2,582.8	2,561.3
Energy & Construction	854.4	773.4	3,420.6	3,583.9
Inter-segment, eliminations and other	(26.4)	(15.5)	(74.8)	(66.5)
Total revenues	$2,380.1	$2,112.3	$9,177.1	$9,249.1

Operating income (loss)
Infrastructure & Environment	$50.5	$66.0	$222.9	$255.7
Federal Services	41.7	29.9	165.6	143.2
Energy & Construction	46.3	(1.2)	226.9	145.9
General and administrative expenses	(16.1)	(19.2)	(71.0)	(75.8)
Total operating income	$122.4	$75.5	$544.4	$469.0

URS CORPORATION AND SUBSIDIARIES
REVENUE BREAKDOWN BY SEGMENT

Three months ended December 31, 2010 (In millions)	Power	Infrastructure	Federal	Industrial and Commercial	Total
Infrastructure & Environment	$48.2	$368.9	$170.4	$307.6	$895.1
Federal Services	—	—	647.8	—	647.8
Energy & Construction	217.7	105.0	346.0	168.5	837.2
Total	$265.9	$473.9	$1,164.2	$476.1	$2,380.1

Year ended December 31, 2010 (In millions)	Power	Infrastructure	Federal	Industrial and Commercial	Total
Infrastructure & Environment	$156.5	$1,402.8	$682.7	$972.2	$3,214.2
Federal Services	—	—	2,581.2	—	2,581.2
Energy & Construction	952.7	499.6	1,259.5	669.9	3,381.7
Total	$1,109.2	$1,902.4	$4,523.4	$1,642.1	$9,177.1